Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made this 29th day of October, 2013 by and between David E. Borowy, a resident of the State of Maryland (“Employee”), and Bay Bank, F.S.B., a federally chartered savings bank (“Employer”).  Employee and Employer are each sometimes referred to herein as a “Party” and are collectively sometimes referred to herein as the “Parties”.

WHEREAS, Employee is employed by Employer and currently serves as its Interim Chief Financial Officer;

WHEREAS, the terms and conditions of such employment are governed by that certain Employment Agreement, dated as of January 3, 2013, by and between Employee and Employer (the “Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Agreement relating to the term of Employee’s employment with Employer and the compensation to be paid to Employee upon the termination of his employment under certain circumstances.

NOW, THEREFORE, in consideration of the continued employment of Employee by Employer and of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Amendment of Section 2.  The Agreement is hereby amended by deleting Section 2 it in its entirety and substituting the following in lieu thereof:

2.           [Intentionally Omitted].

2.           Amendment of Section 11.  Section 11 of the Agreement is hereby amended by replacing the reference to “Section 12.2” in the first sentence thereof with “Section 12.3”.

3.           Amendment of Section 12.  The Agreement is hereby further amended by deleting Section 12 in its entirety and substituting the following in lieu thereof:

12.           Term; Termination.

12.1     The term of Employee’s employment under this Agreement shall commence on January 3, 2013 and shall terminate on October 29, 2014 (the “Expiration Date”), subject to earlier termination pursuant to Section 12.2.

12.2     Employee’s employment with Employer may be terminated prior to the Expiration Date as follows:  (a) by Employer for Cause (as defined in Section 12.3 of this Agreement), upon Employer’s delivery of notice thereof to Employee; (b) by Employer without Cause at any time, upon Employer’s delivery of notice thereof to Employee; (c) by Employee for Good Reason (as defined in Section 12.4 of this Agreement), upon

Employee’s delivery of notice to Employer that Employee is terminating his employment because, pursuant to Section 12.4(b) of this Agreement, Employer failed to cure or eliminate a fact or circumstance constituting “Good Reason; or (d) by Employee without Good Reason, upon Employee’s delivery of notice thereof to Employer.

12.3     As used in this Agreement, “Cause” shall mean any of the following:  (a) Employee’s death; (b) Employee’s disability resulting in an inability to perform his duties, as set forth in Section 1 hereof, for a period of 180 consecutive days; (c) conduct by Employee that amounts to fraud, personal dishonesty, incompetence, breach of fiduciary duty involving personal profit, gross negligence or willful misconduct in the performance of or intentional failure to perform his stated Duties; (d) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (e) any federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time exercises any power granted to it by law or regulation to remove, prohibit or suspend Employee from participating in the conduct of Employer’s affairs; (f) Employee’s willful violation of any final cease-and-desist order; (g) Employee’s knowing violation of federal or state banking laws or regulations which are likely to have a material adverse effect on Employer, as determined by the Board of Directors or CEO of Employer; (h) refusal by Employee to timely perform a reasonable and duly authorized directive of the Board of Directors or CEO of Employer that is clearly communicated to Employee by the Board of Directors or CEO and that is consistent with the scope of Employee’s duties under this Agreement unless Employee in good faith believes that such performance would cause Employee to breach his fiduciary duties to Employer or that such performance would constitute a violation of any federal or state law or regulation that is applicable to Employer or Employee; or (i) Employee’s material breach of any provision of this Agreement.

12.4     As used in this Agreement, “Good Reason” shall mean the satisfaction of paragraph (a) and paragraph (b) of this Section 12.4:

(a)     The occurrence of any of the following:  (i) without Employee’s consent, Employer materially diminishes Employee’s then-current Base Salary rate, other than a diminution made pursuant to a broad-based, employee-wide salary reduction program adopted by the Employer’s Board of Directors; (ii) without Employee’s consent, Employer fails to pay any performance-based compensation earned by Employee as and when required by the plan or arrangement pursuant to which such compensation was granted or awarded; (iii) without Employee’s consent, Employer materially diminishes (excluding premium adjustments and changes generally applicable to employees of Employer) any benefit granted or provided pursuant to Section 5 hereof, other than as part of a reduction in benefits applicable to all executive officers or employees of Employer; (iv) without Employee’s consent, Employer changes Employee’s primary place of work by more than 60 miles from the Main Office; (v) following Employer’s appointment after October 29, 2013 of an individual (other than Employee) to serve as its Chief Financial Officer (the “CFO Appointment”) and Employer’s corresponding appointment of Employee to serve as its Senior Accounting Officer, Employer, without Employee’s consent, materially diminishes the Duties applicable to the Senior Accounting Officer position as described in Section 1 of this Agreement; and/or (vi) Employer materially breaches any provision of this Agreement.

(b)     Employee shall have given Employer written notice within 30 days of his knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason as described in paragraph (a) of this Section 12.4, and the Employer shall have failed to cure or eliminate such fact(s) or circumstance(s) within 30 days of its receipt of such notice.

12.5     Upon the expiration on the Expiration Date of the term of Employee’s employment, Employee shall be entitled to receive:  (a) all unpaid Base Salary that has accrued through the Expiration Date; and (b) cash representing the value of all unused vacation that has accrued through the Expiration Date, computed on a daily basis.  Employer shall pay the foregoing amounts in a lump-sum payment within 10 business days after the date of the Expiration Date.

12.6     If Employee’s employment is terminated by Employer for Cause, then Employee shall be entitled to receive:  (a) all unpaid Base Salary that has accrued through the date of termination; and (b) in the case of a termination pursuant to Section 12.3(a) or Section 12.3(b), cash representing the value of all unused vacation that has accrued through the Expiration Date, computed on a daily basis.  Employer shall pay the foregoing amounts to Employee or his estate, as applicable, in a lump-sum payment within 10 business days after the later of the date of such termination or, in the case of Employee’s death, the date on which Employer receives notice of such death.

12.7     If Employee’s employment is terminated by Employer without Cause or if Employee’s employment is terminated by Employee for Good Reason, then Employee shall be entitled to receive:  (a) all unpaid Base Salary that has accrued through the date of termination; (b) cash representing the value of all unused vacation that has accrued through the date of termination, computed on a daily basis; and (c) subject to Section 12.9 and Section 12.10 hereof, severance (“Severance”) in an amount equal to six (6) months’ salary at Employee’s then current Base Salary level, payable in six (6) equal monthly payments commencing two (2) weeks after the date that the Release (as defined in Section 12.9 hereof) becomes effective and irrevocable.

12.8     Notwithstanding anything to the contrary contained in this Agreement, the termination of Employee’s employment shall not impair any rights of Employee under any employee benefit or fringe benefit plans or arrangements that have vested as of the date of termination, which rights shall be administered after the termination of employment in accordance with the terms of such plans and arrangements; provided, however, that, for the avoidance of doubt, the term “benefit” shall not include accrued but unused vacation when Employee’s employment is terminated pursuant to Section 12.3(c) through Section 12.3(i).

12.9     Employer’s obligation to pay Severance will not apply unless:  (a) Employee’s employment with Employer and/or its Affiliates has been terminated; (b) Employee has returned all Employer property; and (c) Employee signs and does not revoke a general release of claims (in a form prescribed by Employer) of all known and unknown claims that Employee may then have against Employer and/or its Affiliates (the “Release”)

and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline and clauses (a) and (b) of this Section 12.9 are not satisfied, Employee’s right to Severance under this Agreement shall lapse and be automatically forfeited.  In no event will Severance be paid until the Release becomes effective and irrevocable. The Release shall cover all claims, known or unknown, relating to Employee’s employment, including without limitation any claims for discrimination or the Employer’s breach of this Agreement.  The Release shall exclude any claims with respect to any issued capital stock of Employer and any vested stock options (to the extent that such stock options by their terms expressly survive the termination of employment), and any Severance, benefits and other post-employment obligations of the Employer as contemplated by this Section 12.

12.10     Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder (including those contained in 12 C.F.R. Part 359), as such statutory provision and regulations may be amended, superseded and/or replaced from time to time.  In addition, if a payment obligation under this Agreement arises on account of the termination of Employee’s employment while Employee is a “specified employee” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and determined in good faith by Employer), any and all payments of “deferred compensation” (as defined in Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that are scheduled to be paid within six months after such termination of employment shall be paid in a lump sum within 15 days after the end of the six-month period beginning on the date of such termination of employment.  If Employee dies prior to the date payments are required to commence in accordance with the previous sentence, then payment shall be made in a lump sum within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.

12.11     Notwithstanding anything in this Agreement to the contrary, this Agreement, and the rights and obligations of the Parties, shall be subject to the following:

(a)     If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)) the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)     If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(c)     If the Employer is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but, except to the extent required by applicable law, vested rights of the Parties shall not be affected by such default.

(d)     All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of Employer:

(i)     By the applicable Regional Director (the “Director”) of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

(ii)     By the Director or his or her designee, at the time the Director or his or her designee and any other federal banking agency that supervises Employer approve a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Director and/or any other federal banking agency that supervises Employer to be in an unsafe or unsound condition.

Provided, however, that, except to the extent required by applicable law, vested rights of the Parties shall not be affected by such action.

3.           Ratification of Terms.  Each of the Parties ratifies and confirms the Agreement, as amended by this Amendment, and agrees that the Agreement is and shall remain in full force and effect except to the extent amended by this Amendment.  As used in the Agreement, the term “Agreement” shall mean the Agreement, as amended by this Amendment.

4.           Counterparts.  This Amendment may be executed in any number of counterparts, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same agreement.  The exchange of copies of this Amendment and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of an original of this Amendment for all purposes.  Signatures of the Parties transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

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WHEREFORE, the Parties have executed this Amendment on the date first written above.

EMPLOYEE:

David E. Borowy

EMPLOYER:

BAY BANK, F.S.B.

By:
Name:	Kevin B. Cashen
Title:	President and Chief Executive Officer